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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
McLeodUSA Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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McLeodUSA Incorporated McLeodUSA Technology Park 6400 C Street SW PO Box 3177 Cedar Rapids, Iowa 52406-3177 Phone: 319-364-0000

April 25, 2003

Dear Stockholder:

        On behalf of the Board of Directors of McLeodUSA Incorporated, it is my pleasure to invite you to the 2003 Annual Meeting of Stockholders. The Annual Meeting will be held on Friday, May 30, 2003 at 9:30 a.m., local time, at the St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York.

        The Annual Meeting has been called for the following purposes:

  •
  To elect five directors to serve on the Board of Directors;

  •
  To ratify the Audit Committee's appointment of Deloitte & Touche LLP as our independent public accountants for the 2003 fiscal year; and

  •
  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof;

all as more fully described in the accompanying Proxy Statement.

        The Board of Directors has approved the matters being submitted by McLeodUSA for stockholder approval at the Annual Meeting and recommends that stockholders vote "FOR" each of the proposals as set forth in the attached Proxy Statement. It is important that your views be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete and mail the enclosed proxy card or vote by telephone or through the Internet as instructed on the proxy card.

Sincerely,
/s/ CHRIS A. DAVIS Chris A. Davis Chairman and Chief Executive Officer

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW
PO Box 3177
Cedar Rapids, Iowa 52406-3177
Phone: 319-364-0000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2003

        NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of McLeodUSA Incorporated, a Delaware corporation, will be held on Friday, May 30, 2003 at 9:30 a.m., local time, at the St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York, for the following purposes:

  1.
  To elect five directors to serve on the Board of Directors in the class of directors whose term expires in 2006;

  2.
  To ratify the Audit Committee's appointment of Deloitte & Touche LLP as our independent public accountants for the 2003 fiscal year; and

  3.
  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

        Pursuant to our Bylaws, the Board of Directors has fixed April 3, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. Only stockholders of record at the close of business on that date and eligible to vote will be entitled to vote at the Annual Meeting and any adjournment thereof. A list of all stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten (10) days before the Annual Meeting at our offices located at 6400 C Street SW, Cedar Rapids, Iowa 52406.

By Order of the Board of Directors
Cedar Rapids, Iowa April 25, 2003	/s/ CHRIS A. DAVIS Chris A. Davis Chairman and Chief Executive Officer

        Whether or not you plan to attend the Annual Meeting, please complete and return the enclosed proxy card or vote by telephone or through the Internet as instructed on the proxy card. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the Board of Directors. You may, if you wish, revoke your proxy at any time before it is voted by filing with the Secretary of McLeodUSA a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you submitted your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date.

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW
PO Box 3177
Cedar Rapids, Iowa 52406-3177
Phone: 319-364-0000

PROXY STATEMENT

2003 ANNUAL MEETING OF STOCKHOLDERS

MAY 30, 2003

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

        This Proxy Statement and the accompanying proxy card are furnished to stockholders of McLeodUSA Incorporated entitled to vote in connection with the solicitation by the Board of Directors of McLeodUSA (the "Board of Directors") of proxies to be used at the 2003 Annual Meeting of Stockholders to be held on Friday, May 30, 2003 at 9:30 a.m., local time, at the St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York, and at any adjournment thereof.

        If the enclosed proxy card is properly executed by a holder of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Series A Preferred Stock or Series B Preferred Stock and returned to McLeodUSA in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED:

  •
  "FOR" PROPOSAL 1 TO ELECT THE NOMINEES FOR DIRECTOR

  •
  "FOR" PROPOSAL 2 TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 2003 FISCAL YEAR

        If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters in accordance with their best judgment.

        Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet using the control number and instructions on the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

        The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. Stockholders may, however, revoke a proxy at any time before its exercise by filing with the Secretary of McLeodUSA a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. A stockholder who submits a proxy by telephone or through the Internet may also revoke it before its exercise by submitting a new proxy using the same procedures at a later date.

        The cost of solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, our officers, directors or employees also may solicit proxies personally or by telephone or other means. These persons will not be specifically compensated for the solicitation activities. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse these persons for their reasonable expenses.

        This Proxy Statement, the Notice of Annual Meeting of Stockholders and the proxy card were first mailed to stockholders entitled to vote on or about April 25, 2003.

        The close of business on April 3, 2003 has been fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. As of the Record Date, our outstanding capital stock entitled to be voted at the Annual Meeting consisted of:

Class of Voting Securities	Number of Shares Outstanding		Number of Votes
Class A Common Stock, par value $0.01 per share	162,500,978 shares	*	Each holder of Class A Common Stock is entitled to one vote per share with respect to all matters as to which a vote is taken at the Annual Meeting.
Class B Common Stock, par value $0.01 per share	78,203,135 shares		Each holder of Class B Common Stock is entitled to approximately 0.81454 votes per share with respect to all matters as to which a vote is taken at the Annual Meeting.**
Class C Common Stock, par value $0.01 per share	35,546,879 shares		The holder of Class C Common Stock is entitled to approximately 1.40800 votes per share with respect to all matters as to which a vote is taken at the Annual Meeting.**
2.5% Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock")	9,999,800 shares		Each holder of Series A Preferred Stock is entitled to four votes per share with respect to all matters as to which a vote is taken at the Annual Meeting.
Series B Preferred Stock, par value $0.01 per share	10 shares		The holder of Series B Preferred Stock is entitled to one vote per share with respect to all matters as to which a vote is taken at the Annual Meeting.

*
Includes 18,000,000 shares of Class A Common Stock held in the disputed claims reserve pursuant to the McLeodUSA Plan of Reorganization.

**
In the aggregate, the holders of the Class B Common Stock and Class C Common Stock shall be entitled to one vote per share with respect to all matters as to which a vote is taken at the Annual Meeting.

        Our Bylaws provide that the holders of a majority of the voting rights of the shares issued and outstanding and entitled to vote at the meeting shall constitute a quorum at the Annual Meeting. Stockholders' votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting.

        Assuming the presence of a quorum at the Annual Meeting:

  •
  a plurality (i.e., more than the number of votes cast for any other candidate but not necessarily a majority) of the voting rights represented and entitled to vote at the Annual Meeting is required for election of directors nominated at the Annual Meeting; and

  •
  a majority (i.e., more than one-half) of the voting rights represented and entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as our independent public accountants.

        Unless otherwise required by applicable law or our Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") or Bylaws, the affirmative vote of a majority of the voting rights represented and entitled to vote at the Annual Meeting is required to decide any other matter submitted to a stockholder vote. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

        Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. Broker non-votes will not be counted as present or entitled to vote on any matter presented at the Annual Meeting. As a result, broker non-votes will not have any effect on Proposal 1 or 2. Abstentions will be counted as shares that are present and entitled to vote on matters presented at the Annual Meeting. As a result, abstentions will not have any effect on Proposal 1 but will have the same effect as a vote against Proposal 2.

ELECTION OF DIRECTORS
(Proposal 1)

        The Board of Directors is divided into three classes of directors serving staggered three-year terms. At the Annual Meeting, five directors will be elected to serve as Class II directors whose term expires in 2006.

        The Board of Directors has nominated the following for director, each for a three-year term:

  •
  G. Kenneth Burckhardt

  •
  James E. Hoffman

  •
  Farid Suleman

  •
  Peter V. Ueberroth

  •
  Juan Villalonga

        Unless otherwise specified on the proxy card, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of Messrs. G. Kenneth Burckhardt, James E. Hoffman, Farid Suleman, Peter V. Ueberroth and Juan Villalonga. The Board of Directors believes that such nominees will stand for election and will serve if elected. If any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the persons named in the accompanying proxy shall determine in accordance with their best judgment. Pursuant to our Certificate of Incorporation, directors are elected by plurality vote.

        Our Bylaws provide that the Board of Directors shall consist of not fewer than seven directors nor more than sixteen directors and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors. However, the Bylaws also provide that the Board of Directors will have as members at least (a) five "independent directors," (b) three officers of McLeodUSA selected by the Board of Directors; provided that each such officer shall hold one or more of the following titles: Chairperson; Chief Executive Officer; President; Chief Operating Officer or Chief Financial Officer, (c) the designee of the Series A Preferred Stock, if any (as discussed below), and (d) the designee(s) of the Series B Preferred Stock, if any (as discussed below).

        Pursuant to an Amended and Restated Purchase Agreement, dated as of January 30, 2002, as amended (the "Purchase Agreement"), the funds affiliated with Forstmann Little & Co. which hold McLeodUSA stock agreed that during the period from the closing of the Purchase Agreement, which closing occurred April 16, 2002, until the "Standstill Termination Date," such funds will be present, in person or by proxy, at all meetings of our stockholders so that all of their voting securities are counted for purposes of determining the presence of a quorum at such meetings. Such funds also agreed that, during such period, they will vote their McLeodUSA voting securities in all elections of directors such that the persons specified in clauses (a) and (b) above are elected as members to the Board of Directors. The "Standstill Termination Date" means the earlier of the close of business on the day preceding the third anniversary of the closing of the Purchase Agreement or the date Theodore J.

Forstmann is removed, without his consent, as the Chairman of the Executive Committee of the Board of Directors.

Series A Preferred Stock Designee

        The Certificate of Designation for the Series A Preferred Stock provides that for as long as 3,333,333 shares of Series A Preferred Stock remain outstanding, the holders of Series A Preferred Stock will have the right to designate one member of the Board of Directors.

Series B Preferred Stock Designee(s)

        The Certificate of Designation for the Series B Preferred Stock and the Purchase Agreement provide certain funds affiliated with Forstmann Little & Co. (the "Forstmann Funds") with the right to designate members of the Board of Directors and/or non-voting observers to the Board of Directors as follows:

  •
  As long as the Forstmann Funds beneficially own at least 40% of the McLeodUSA common stock they received upon consummation of McLeodUSA's Plan of Reorganization, the Forstmann Funds will have the right to designate two members of the Board of Directors.

  •
  As long as the Forstmann Funds beneficially own less than 40%, but more than 20%, of such shares, the Forstmann Funds will have the right to designate one member of the Board of Directors and one non-voting observer to the Board of Directors.

  •
  Once the Forstmann Funds beneficially own 20% or less of such shares, the Forstmann Funds will have no rights to designate members of the Board of Directors; but, as long as the Forstmann Funds beneficially own any of such shares, the Forstmann Funds will have the right to designate two non-voting observers to the Board of Directors.

        The Purchase Agreement also provides the other Forstmann Little & Co. funds that beneficially own McLeodUSA securities with the right to designate observers to the Board of Directors as necessary to maintain the venture capital operating company status of their investment in McLeodUSA.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS.

Information as to Nominees and Continuing Directors

        The following table sets forth information regarding the Board of Directors' five nominees for election as directors and those directors who will continue to serve as such after the Annual Meeting.

	Age at April 3, 2003	Director Since	Term Expiring	Position(s) Held with the Company
Nominees:
Class II
G. Kenneth Burckhardt	48	2002	2006	Executive Vice President and Chief Financial Officer and Director
James E. Hoffman(1)	50	2000	2006	Director
Farid Suleman	51	2002	2006	Director
Peter V. Ueberroth(2)	65	2001	2006	Director
Juan Villalonga	49	2002	2006	Director
Continuing Directors:
Class III
Jeffrey D. Benjamin(1)(4)	41	2002	2004	Director
Thomas M. Collins(1)	75	1993	2004	Director
Chris A. Davis(3)	52	2001	2004	Chairman of the Board of Directors and Chief Executive Officer
Theodore J. Forstmann(3)(5)	63	1999	2004	Director and Chairman of the Executive Committee of the Board of Directors
Thomas H. Lister(2)(3)(5)	39	2001	2004	Director
Class I
Edward D. Breen(2)(3)	47	2001	2005	Director
Dale F. Frey(1)(3)	70	2001	2005	Director
Stephen C. Gray(3)	44	1993	2005	President and Director
Jeong H. Kim	42	2002	2005	Director
Daniel M. Snyder	38	2002	2005	Director

(1)
Currently a member of the Audit Committee.

(2)
Currently a member of the Compensation Committee.

(3)
Currently a member of the Executive Committee.

(4)
Selected as a director by the holders of Series A Preferred Stock.

(5)
Selected as a director by the holders of Series B Preferred Stock.

        The principal occupations for the past five years of each of the five nominees for director and the ten directors whose terms of office will continue after the Annual Meeting are set forth below.

Chris A. Davis
Chairman of the Board of Directors and Chief Executive Officer

        Ms. Davis has been Chairman and Chief Executive Officer since April 2002. She joined McLeodUSA in August 2001 as Chief Operating and Financial Officer, member of the Board of Directors, and member of the Board's Executive Committee. She previously served as Executive Vice President and Chief Financial and Administrative Officer of ONI Systems Corp. from May 2000 to

August 2001. She was Executive Vice President and Chief Financial Officer, and a member of the Board of Directors, for Gulfstream Aerospace Corporation from May 1993 to April 2000. Before joining Gulfstream, Ms. Davis spent 17 years at the General Electric Company, where she held various managerial and executive positions. Ms. Davis also serves on the Board of Directors for Cytec Industries Inc., Rockwell Collins, Inc. and Wolverine Tube, Inc.

Stephen C. Gray
President and Director

        Mr. Gray serves as President of McLeodUSA and has been an officer and a director of McLeodUSA since 1993. Prior to joining McLeodUSA, Mr. Gray served from August 1990 to September 1992 as Vice President of Business Services at MCI, where he was responsible for MCI's local access strategy and for marketing and sales support of the Business Markets division. From February 1988 to August 1990, he served as Senior Vice President of National Accounts and Carrier Services for Telecom*USA, where his responsibilities included sales, marketing, key contract negotiations and strategic acquisitions and combinations. From September 1986 to February 1988 Mr. Gray held a variety of management positions with Williams Telecommunications Company.

G. Kenneth Burckhardt
Executive Vice President and Chief Financial Officer and Director

        Mr. Burckhardt was named Executive Vice President and Chief Financial Officer, and also elected to the McLeodUSA Board of Directors, in April 2002. Prior to joining McLeodUSA, Mr. Burckhardt was interim CFO at ONI Systems Corp., a leading optical networking company, from August 2001 to February 2002, and served as Vice President—Finance from May 2000 to August 2001. From December 1994 to May 2000, he worked at Gulfstream Aerospace Corporation, most recently as Senior Vice President, Finance. From 1977 to 1994, he held various financial management positions at the General Electric Company.

Jeffrey D. Benjamin
Director

        Mr. Benjamin was named to the McLeodUSA Board of Directors in April 2002. He is presently Senior Advisor to Apollo Management, L.P. Previously he was employed by Libra Securities LLC, an investment banking firm, and its predecessors since May 1998, serving in various capacities including Co-Chief Executive Officer and most recently as Managing Director. From May 1996 to May 1998, Mr. Benjamin was Managing Director at UBS Securities LLC, an investment banking firm. He is also a director of Chiquita Brands International, Inc., EXCO Resources, Inc., Dade Behring Holdings Inc. and NTL Incorporated.

Edward D. Breen
Director

        Mr. Breen has served as a director of McLeodUSA since August 2001. In July 2002, Mr. Breen was named Chairman and Chief Executive Officer of Tyco International Ltd. Until July 2002, Mr. Breen was President and Chief Operating Officer of Motorola, Inc. Prior to becoming President and Chief Operating Officer, he had served as Executive Vice President and President of Motorola and President of its Networks Sector, and as President and Chief Executive Officer of General Instrument Corporation from 1997 until it was acquired by Motorola in 2000. Mr. Breen is a director of Tyco International Ltd.

Thomas M. Collins
Director

        Mr. Collins has served as a director of McLeodUSA since April 1993. Mr. Collins is Of Counsel and Past Chairman of Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids, Iowa, where he had practiced law since 1952. Mr. Collins was a director of Teleconnect and its successor, Telecom*USA, from 1985 to August 1990. He is also a director of APAC Customer Services, Inc., a provider of customer relationship management services.

Theodore J. Forstmann
Chairman of the Executive Committee of the Board of Directors

        Mr. Forstmann was appointed Chairman of the Executive Committee of the McLeodUSA Board of Directors in August 2001. He has served as a director of McLeodUSA since September 1999. Mr. Forstmann is co-founder and senior partner of Forstmann Little & Co., a major New York private equity firm that has invested approximately $12 billion in 29 acquisitions in the past two decades. Forstmann Little's best-known acquisitions include Gulfstream Aerospace, General Instrument, Ziff-Davis Publishing, Community Health Systems, Inc., Yankee Candle, Dr. Pepper and Topps. Mr. Forstmann serves as a director of Community Health Systems, Yankee Candle Company and Citadel Communications.

Dale F. Frey
Director

        Mr. Frey has served as a director of McLeodUSA since August 2001. Mr. Frey is retired from General Electric and General Electric Investment Corporation, were he served in various executive positions, including Chairman of the Board and Chief Executive Officer of GEI and Vice President and Treasurer of GE. In addition, he served in a number of managerial positions in Finance in the Aerospace and Defense, Aircraft Engine and Power Delivery businesses at GE. He also served as Staff Executive-International Finance Operation. Mr. Frey is a veteran of the U.S. Air Force. He is a member of the Board of Directors of Yankee Candle Company, Aftermarket Technology Corp., Community Health Systems, Inc., Praxair, Inc., Roadway Express, Inc., Invemed Catalyst Fund and Vantis Equity Associates. He serves as a member of the Forstmann Little & Co. and Aurora Capital Advisory Committees. Mr. Frey is the Chairman of the Damon Runyon Cancer Research Foundation, a member of the Board of Overseers of New York University Leonard N. Stern School of Business and a trustee of Franklin and Marshall College.

James E. Hoffman
Director

        Mr. Hoffman has served as a director of McLeodUSA since May 2000. Mr. Hoffman is Executive Vice President—Business Development for Alliant Energy Corporation. Since April 1998, he has been President of Alliant Energy Resources, Inc., a wholly owned subsidiary of Alliant Energy Corporation. He previously served in a number of executive positions at Alliant Energy. Prior to joining Alliant Energy in 1995, Mr. Hoffman served as Chief Information Officer for MCI Communications. He also served as Executive Vice President of Telecom*USA.

Jeong H. Kim
Director

        Jeong H. Kim, Ph.D. was elected a director of McLeodUSA in May 2002. He is presently Chairman of Cibernet Corporation and Chief Executive Officer of Jurie Holdings. He previously was President of the Optical Networking Group at Lucent Technologies, which he joined in 1998 after

Lucent acquired Yurie Systems for $1.1 billion. He founded Yurie Systems, a high-tech communications equipment company in 1992, and served as Chairman and CEO until its acquisition by Lucent. His early career encompassed computer design, satellite systems design and data communications, and included seven years as a Nuclear Submarine Officer in the U.S. Navy. He holds a Ph.D. in Reliability Engineering from the University of Maryland, and a Master's Degree in Technical Management from Johns Hopkins University. Among his service commitments, Kim served on an eight member Presidential Commission on Review of U.S. Intelligence. He also currently serves on the boards of In-Q-Tel, MTI MicroFuel Cells Inc., Stanford University's Institute for International Studies, the Johns Hopkins University, the University of Maryland College Park Foundation and GIV Global Private Equity.

Thomas H. Lister
Director

        Mr. Lister has served as a director of McLeodUSA since November 2001. Mr. Lister became a general partner of Forstmann Little & Co. in 1997, after joining the firm as an associate in 1993. Mr. Lister worked in the Mergers & Acquisitions Department at Morgan Stanley from 1986 to 1989 and again from 1991 to 1993. He is also a director of Community Health Systems, Inc.

Daniel M. Snyder
Director

        Mr. Snyder was named to the McLeodUSA Board of Directors in September 2002. He has been the owner and Chairman of the Board of Directors of the National Football League's Washington Redskins franchise since July 1999. Mr. Snyder was Chairman and CEO of Snyder Communications, Inc., the marketing and advertising company he founded in 1985, until its acquisition by the French marketing firm Havas in September 2000. In addition to his ownership of the Washington Redskins NFL franchise, Mr. Snyder is active in NFL management, serving as a member of the League's Broadcast Committee and Ventures Committee. Mr. Snyder also currently serves as the Chairman of the Board of Ventiv Health, Inc.

Farid Suleman
Director

        Farid Suleman was elected a director of McLeodUSA in May 2002. He has been the Chairman and CEO of Citadel Broadcasting Corporation and a Special Limited Partner of Forstmann Little & Co. since March 2002. Prior to joining Forstmann Little, he was President and CEO of Infinity Broadcasting Corp., one of the largest radio broadcasting and outdoor advertising companies in America. He was previously Executive Vice President, Chief Financial Officer, Treasurer and Director of Infinity Broadcasting Corp. and also Senior Vice President of CBS Station Group. Mr. Suleman is a Director of Westwood One and previously was also Executive Vice President and Chief Financial Officer of Westwood One.

Peter V. Ueberroth
Director

        Mr. Ueberroth has served as a director of McLeodUSA since August 2001. Mr. Ueberroth is the Managing Director of Contrarian Group, Inc., an investment and management company, and is Owner and Co-Chairman of the Pebble Beach Company. He also serves as the Chairman of the Board of Ambassadors International. He previously served as the Commissioner of Major League Baseball and as President of the Los Angeles Olympic Organizing Committee, the private non-profit organization responsible for staging and operating the 1984 Los Angeles Olympic Games. He serves on the boards of Ambassadors International, The Coca-Cola Company and Hilton Hotels Corporation. Mr. Ueberroth served as a Director of Bank of America Corporation until his resignation in December 2002.

Juan Villalonga
Director

        Juan Villalonga was elected to the McLeodUSA Board of Directors in May 2002. He most recently served as Chairman and CEO of Telefónica Group from 1996 to 2000, and was instrumental in Telefónica's transformation into one of Europe's four largest telecommunications companies and the leading telecommunications company in Latin America. While at Telefónica, Mr. Villalonga also created the Internet portal Terra Networks, and led its $12.5 billion acquisition of U.S. portal Lycos. Previously, he headed the activities of Bankers Trust Company in Spain and Portugal, and was CEO of Credit Suisse First Boston in Spain. Earlier in his career, he was a partner at the international consulting firm McKinsey & Co., where he worked for nine years throughout the United States, Portugal, Spain and Italy. He serves on the Boards of Univision and Banco Espirito Santo Group, and is a member of the Advisory Board of Ben Gurion University.

Thomas D. Bell, Jr.

        Mr. Bell was named a director of McLeodUSA in August 2001. On April 20, 2003, the Board of Directors accepted Mr. Bell's resignation from the Board and thanked him for his service. Mr. Bell serves as President and CEO and a director of Cousins Properties Incorporated. From January 2001 to July 2001, Mr. Bell was a Special Limited Partner of Forstmann Little & Co. Mr. Bell is the former Chairman and CEO of Young & Rubicam, a leading global marketing services firm. Earlier in his career, he was President and CEO of Burson-Marsteller, a leading public relations firm, Vice Chairman of Gulfstream Aerospace and Executive Vice President of Ball Corporation. He is a director on the boards of Lincoln Financial Group, Regal Entertainment Group and Credit Suisse Group.

Corporate Governance and Related Matters

        The Board of Directors conducts its business through meetings and through its committees. The Executive Committee of the Board of Directors may act as a nominating committee for selecting candidates to stand for election as directors. Pursuant to our Bylaws, other candidates also may be nominated by any stockholder, provided such other nomination(s), together with the identity of the nominator and the number of shares of McLeodUSA stock owned, directly and indirectly, by the nominator, are submitted in writing to the Secretary of McLeodUSA not less than sixty days and not more than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders, provided, however, that in the event that the annual meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

        The Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee.

          The Executive Committee.    The Executive Committee has and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of McLeodUSA to the fullest extent permitted by applicable law. The current members of the Executive Committee are Ms. Davis and Messrs. Breen, Forstmann, Frey, Gray and Lister. Mr. Forstmann serves as the Chairman of the Executive Committee.

          The Audit Committee.    The Audit Committee, among other things, appoints the independent accounting firm to audit our financial statements, discusses the scope and results of the audit with the independent public accountants, reviews with management and the independent public accountants our interim and year-end operating results, considers the adequacy of our internal accounting controls and audit procedures and reviews and approves the non-audit services to be performed by the independent public accountants. The current members of the Audit Committee are Messrs. Benjamin, Collins, Frey and Hoffman. The Board of Directors amended and restated in December 2000 the written charter for the Audit Committee and is considering additional amendments that may be required or advisable pursuant to the Sarbanes-Oxley Act of 2002 and the proposed rules of the National Association of Securities Dealers. In addition, the Board of Directors has determined that the members of the Audit Committee meet the independence requirements of the National Association of Securities Dealers. Mr. Frey serves as Chairman of the Audit Committee.

          The Compensation Committee.    The Compensation Committee reviews and recommends the compensation arrangements for management and administers McLeodUSA's stock option plan. The members of the Compensation Committee as of April 3, 2003 were Messrs. Bell, Breen, Lister and Ueberroth. Mr. Breen serves as Chairman of the Compensation Committee.

        During the fiscal year ended December 31, 2002, the Board of Directors had nine meetings. During the same period, the Executive Committee met six times, the Audit Committee met eleven times, and the Compensation Committee met ten times. During the fiscal year ended December 31, 2002, no director attended fewer than 75% of the total of all meetings of the Board of Directors and any committee on which the director served, except that Theodore Forstmann attended eleven of fifteen, or 73%, and Juan Villalonga attended two of four, or 50%, of such meetings respectively. Mr. Forstmann did not attend two meetings because the purpose of those meetings was to discuss the sale of PubCo, regarding which he was required to abstain from discussion and voting. Taking these two meetings into account, Mr. Forstmann attended 85% of the meetings at which he was entitled to participate and vote.

Directors' Compensation

        Our directors who are also employees receive no directors' fees or director stock options. Non-employee directors receive directors' fees of $1,000 for each Board and committee meeting attended in person and $500 for each Board and committee meeting attended by telephone. In addition, directors are reimbursed for reasonable out-of-pocket travel expenditures incurred in connection with their attendance at Board and committee meetings.

        Prior to April 16, 2002, directors were eligible to receive grants of stock options under the Directors Stock Option Plan and the 1996 Employee Stock Option Plan, as amended. On April 16, 2002, the effective date of the Plan of Reorganization, all outstanding options under the Directors' Plan and the 1996 Employee Stock Option Plan were cancelled and those plans were replaced by the McLeodUSA Incorporated 2002 Omnibus Equity Plan (the "Omnibus Plan"), which was adopted in accordance with the Plan of Reorganization. The Omnibus Plan was approved by McLeodUSA stockholders at the September 13, 2002 Annual Meeting.

        Pursuant to the Omnibus Plan, the Compensation Committee adopted on April 18, 2002 (and the Board of Directors ratified and confirmed on April 24, 2002) a general policy for granting stock options to directors. The policy provides that non-employee directors will be granted, on a one-time basis, options to acquire 300,000 shares, plus an additional 100,000 options for each committee on which a director serves, plus an additional 325,000 options for serving as chair of the Executive Committee. Upon resignation, such directors will have one year to exercise any options which are vested at the time of resignation. The policy also provides that stock options for such directors serving at the time of establishment of the policy will vest 25% on the date of grant and 25% per year for the following three years and that stock options for such directors subsequently elected or appointed would vest one-third on the anniversary of the grant date in each of the first three years following the date of grant and, in either case, the options would vest fully upon a change of control. The non-employee directors serving on April 18, 2002 were granted options in accordance with the policy, including Daniel Hesse and Peter Claudy who have each subsequently resigned. On April 18, 2002, Clark E. McLeod and Roy A. Wilkens were granted options to acquire 500,000 shares and 300,000 shares, respectively, which vested 25% upon date of grant and 25% per year for the following three years and which provided that such options would fully vest upon retirement and that such options could be exercised for a period of one-year following either retirement or the end of the term of their employment agreement, whichever is later. Mr. McLeod and Mr. Wilkens have each subsequently retired and may exercise options granted to them under the Omnibus Plan until January 7, 2004.

        Other than the compensation described above, none of the directors received any compensation from McLeodUSA in 2002 in connection with their service as directors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

        The following table sets forth information concerning the cash and non-cash compensation paid or accrued during the periods indicated to our Chief Executive Officer and certain other highly compensated officers (the "Named Executive Officers").

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus(1)		Other Annual Compensation(2)	Securities Underlying Options(3)	All Other Compensation(4)
Chris A. Davis Chairman, Chief Executive Officer and Director	2002 2001 2000	$400,000 153,846 —	$400,000 8,269,731 —	(6)	$113,383 3,014 —	7,000,000 — —	$55,818 2,207,325 —	(5) (7)
Stephen C. Gray President and Director	2002 2001 2000	400,000 400,000 397,692	320,000 — 82,350		4,462 8,954 —	4,500,000 — —	— 3,400 3,400
G. Kenneth Burckhardt(8) Chief Financial Officer and Director	2002 2001 2000	227,500 — —	2,260,000 — —	(9)	4,010 — —	2,500,000 — —	60,358 — —	(10)
Shawn W. Vick(11) Executive Vice President—Sales	2002 2001 2000	141,346 — —	840,000 — —	(12)	17,809 — —	3,000,000 — —	109,606 — —	(13)
Andreas C. Papanicolaou(14) Executive Vice President—Network Services	2002 2001 2000	121,154 — —	112,500 — —		— — —	2,000,000 — —	10,609 — —	(15)

(1)
Unless otherwise indicated, includes bonuses in the year they were earned.

(2)
Reflects personal usage of company aircraft and commuting expense on company aircraft. As noted below in the discussion of employment agreements, the Executive Committee of the Board of Directors adopted a policy following the September 11 tragedy pursuant to which the Chief Executive Officer and President of the company are required as a security measure not to utilize commercial air transport. Mr. Vick is entitled pursuant to his employment agreement to limited access to company aircraft for personal use. Income is imputed to each of these individuals at SIFL rates under applicable federal tax regulations, and on which they are individually responsible to pay income taxes. The employment agreements of both Ms. Davis and Mr. Burckhardt also provide for weekly round-trip transportation between Cedar Rapids and their respective homes in Hilton Head Island, South Carolina on a company-owned aircraft. This transportation is provided on a basis on which Ms. Davis and Mr. Burckhardt suffer no tax disadvantage.

(3)
On April 16, 2002, the effective date of the Plan of Reorganization, all then outstanding options were cancelled. All options shown in the table were granted subsequent to April 16, 2002.

(4)
Unless otherwise indicated, all other compensation represents matching contributions made by McLeodUSA to the McLeodUSA Incorporated 401(k) Plan on behalf of the applicable individual.

(5)
Represents $55,818 paid by McLeodUSA to Ms. Davis for reimbursement of relocation expenses.

(6)
Includes $5,000,000 signing bonus paid in 2001 and $3,186,398 paid to Ms. Davis in 2001 in accordance with her executive employment agreement for the difference between the sales price and $24 for 162,500 shares of ONI stock that Ms. Davis sold.

(7)
Represents $2,207,325 paid by McLeodUSA to Ms. Davis for reimbursement of relocation expenses and a gross-up payment for associated taxes (including proceeds and gross-up related to the sale of Ms. Davis' home).

(8)
Mr. Burckhardt joined McLeodUSA as Chief Financial Officer and Director in April 2002.

(9)
Includes $2,000,000 signing bonus paid in 2002.

(10)
Represents $60,358 paid by McLeodUSA to Mr. Burckhardt for reimbursement of relocation expenses.

(11)
Mr. Vick joined McLeodUSA as Executive Vice President—Sales in August 2002.

(12)
Includes $700,000 signing bonus paid in 2002.

(13)
Represents $109,606 paid by McLeodUSA to Mr. Vick for reimbursement of relocation expenses.

(14)
Mr. Papanicolaou joined McLeodUSA as Executive Vice President—Network Services in August 2002.

(15)
Represents $10,609 paid by McLeodUSA to Mr. Papanicolaou for reimbursement of relocation expenses.

Stock Option Grants in the 2002 Fiscal Year

        The following table sets forth information with respect to grants of stock options to each of the Named Executive Officers during the year ended December 31, 2002.

							Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Individual Grants
	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year
Name				Exercise Price
					Grant Date	Expiration Date	5%	10%
Chris A. Davis	7,000,000	(1)	16.35%	$1.1100	April 18, 2002	April 18, 2012	$4,886,511	$12,383,379
Stephen C. Gray	4,500,000	(2)	10.51%	$1.1100	April 18, 2002	April 18, 2012	$3,141,329	$7,960,744
G. Kenneth Burckhardt	2,500,000	(2)	5.84%	$1.1100	April 18, 2002	April 18, 2012	$1,745,183	$4,422,635
Shawn W. Vick	3,000,000	(3)	7.01%	$1.1100	August 5, 2002	August 5, 2012	$2,094,219	$5,307,162
Andreas C. Papanicolaou	2,000,000	(3)	4.67%	$1.1100	August 5, 2002	August 5, 2012	$1,396,146	$3,538,108

(1)
These options vest according to the following schedule: 25% on April 18, 2002, August 2, 2002, August 2, 2003 and August 2, 2004.

(2)
These options vest according to the following schedule: 25% per year for four years commencing on April 18, 2002.

(3)
These options vest according to the following schedule: 33% per year for three years commencing on August 5, 2003.

Fiscal Year-end Option Values

        The following table sets forth information for each Named Executive Officer concerning the exercise of options during fiscal year 2002, the number of securities underlying unexercised options at the 2002 year-end and the year-end value of all unexercised in-the-money options held by such individuals.

			Number of Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Chris A. Davis	—	$—	3,500,000	3,500,000	$—	$—
Stephen C. Gray	—	$—	1,125,000	3,375,000	$—	$—
G. Kenneth Burckhardt	—	$—	625,000	1,875,000	$—	$—
Shawn W. Vick	—	$—	—	3,000,000	$—	$—
Andreas C. Papanicolaou	—	$—	—	2,000,000	$—	$—

(1)
Represents the difference between the exercise price and the closing price of our Class A common stock on the NASDAQ SmallCap Market on December 31, 2002.

Other Benefit Programs

        McLeodUSA has a contributory retirement plan (the "401(k) Plan") for its employees (including executive officers) age 21 and over with at least three months of service with McLeodUSA. The 401(k) Plan provides that each participant may contribute up to 50% of his or her salary, up to the annual statutory limit (in prior years employees could contribute up to 15%, subject to the annual statutory limit). McLeodUSA may make matching contributions to each participant's account equal to 50% of the participant's contribution up to 2% of the participants annual compensation. In addition, McLeodUSA may make a discretionary annual match of up to another 50% of the participant's contribution up to 2% of the participant's annual compensation. Thus, the total matching contribution can be up to 4% of the participant's annual compensation. Employees are not permitted to purchase McLeodUSA common stock with their own contributions to the 401(k) Plan. No matching contribution or discretionary annual match was made for 2002.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is composed entirely of outside directors. The members of the Compensation Committee during 2002 and as of April 3, 2003 were Thomas D. Bell, Jr., Edward D. Breen, Thomas H. Lister and Peter V. Ueberroth.

        During 2002 and for the two months ended February 28, 2003, McLeodUSA paid Motorola $212,023 and $40,798, respectively, for paging services and commissions on certain telecommunications services McLeodUSA provides. Edward D. Breen, a director of McLeodUSA, was Executive Vice President of Motorola and President of its Network Sector during 2001 and thereafter was the President and Chief Operating Officer of Motorola until July 2002.

        During 2002 and for the two months ended February 28, 2003, individual hospital subsidiaries of Community Health Systems, Inc. paid McLeodUSA $134,890 and $18,430, respectively, for private line and long distance services. Theodore J. Forstmann, Thomas A. Lister and Dale F. Frey, directors of McLeodUSA, serve on the board of Community Health Systems, Inc.

        McLeodUSA paid Bank of America $4 million in arranger fees upon the closing in 2002 of the $110 million exit financing facility from a group of lenders arranged by JPMorgan, Bank of America and Citibank (the "Exit Facility"). Bank of America is also a lender under the Exit Facility. McLeodUSA paid Bank of America $79,910 in 2002 primarily for commissions on certain telecommunications services McLeodUSA provides. In 2002 and for the two months ended

February 28, 2003, McLeodUSA provided telecommunications services to Bank of America totaling $85,586 and $11,800, respectively. Peter V. Ueberroth, a director of McLeodUSA, served on the board of Bank of America until he resigned that position in December 2002.

        During 2002 and for the two months ended February 28, 2003, McLeodUSA paid $140,311 and $21,735, respectively, to Cousins Properties Incorporated for real estate rental. Thomas D. Bell, Jr., a director of McLeodUSA until his resignation effective April 20, 2003, is President and CEO, and a director, of Cousins Properties Incorporated.

        During 2002, McLeodUSA paid $3,584,363 to Credit Suisse Group for services rendered in connection with the sale of McLeodUSA's publishing business. Thomas D. Bell, Jr. is a director of Credit Suisse Group.

        For a description of certain other transactions, see "Certain Relationships and Related Transactions."

Employment Agreements

        McLeodUSA entered into an executive employment agreement with Chris A. Davis on August 1, 2001. The term of the agreement with Ms. Davis continues until August 13, 2004. Under the terms of the employment agreement, Ms. Davis received an initial base annual salary of $400,000, subject to a potential increase each year based on competitive survey data, and bonus opportunities set at not less than 50% of the base annual salary. Upon entering into the employment agreement, Ms. Davis was paid a one-time signing bonus of $5,000,000 as compensation for loss of unvested option shares of ONI Systems Corp. In addition, the agreement provided that to the extent that Ms. Davis exercised any of her vested options to purchase ONI common stock and on the earliest possible date that she could sell shares of ONI common stock, she sold any shares acquired upon such exercises and the gross sale price was less than $24 per share, McLeodUSA would make an additional payment to her of the difference between the sale price and $24, for up to 162,500 shares. Ms. Davis sold the ONI common stock in accordance with her agreement and was paid $3,186,398 for the difference between the sale price for such stock and $24 for all 162,500 shares that she sold. Pursuant to the terms of the agreement, McLeodUSA also paid $4.3 million to Ms. Davis to purchase her home in Los Gatos, CA, approximately $988,000 for reimbursement of related taxes and $118,000 for related relocation expenses.

        Ms. Davis's employment agreement further provides that if she terminates her employment for good reason or if McLeodUSA terminates her employment in breach of the agreement, Ms. Davis is entitled to: (1) full salary through the date of termination and amounts due under any applicable compensation plan; (2) a liquidated damages payment approximately equal to the number of years (including partial years) remaining in the term of the agreement, multiplied by Ms. Davis's salary and bonus on the date of termination; (3) full vesting of stock options granted during the term of the agreement, with such options to remain exercisable for four years, including upon a change in control; (4) continued health and related benefits for the remainder of the term of the agreement; and (5) a gross-up payment to cover excise tax payments due on the severance benefits. Ms. Davis is bound by non-competition and non-solicitation covenants for the term of her employment agreement and for an additional year in certain circumstances.

        Under the terms of her agreement, Ms. Davis is also entitled to weekly roundtrip transportation between her home in Hilton Head Island, South Carolina, and Cedar Rapids on McLeodUSA aircraft. All such transportation is provided on a basis on which she suffers no tax disadvantage. In addition, in response to the September 11 tragedy, the Executive Committee of the Board of Directors adopted a policy under which the Chief Executive Officer and President of McLeodUSA are required as a security measure not to utilize commercial air transport. As a consequence, Ms. Davis and Mr. Gray are provided access to McLeodUSA aircraft for personal use, for which personal income is imputed at

SIFL rates as designated under applicable federal tax regulations, and for which they are individually responsible to pay income taxes.

        McLeodUSA entered into an executive employment agreement with Stephen C. Gray on January 7, 2000. The term of Mr. Gray's employment agreement continued until January 7, 2003. The employment agreement provided Mr. Gray with an initial base annual salary of $400,000, subject to a potential increase each year based on competitive survey data, and bonus opportunities set at not less than 50% of the base annual salary. As noted, Mr. Gray is required under the McLeodUSA security policy not to utilize commercial air transport and is provided access to corporate aircraft under the conditions described above. Mr. Gray's stock option grants also vest fully upon a change in control.

        McLeodUSA entered into letter agreements with each of G. Kenneth Burckhardt, Shawn Vick and Andreas Papanicolaou on April 13, 2002, July 8, 2002 and July 20, 2002, respectively. The letter agreements provided for annual base salaries as follows: Mr. Burckhardt $325,000, Mr. Vick $350,000 and Mr. Papanicolaou $300,000. Under the terms of their respective letter agreements, Mr. Burckhardt was paid a one-time signing bonus of $2,000,000, and Mr. Vick was paid a one-time signing bonus of $700,000. These signing bonuses (and relocation expenses), are required to be repaid to McLeodUSA if they terminate their employment within less than one year. The letter agreements also provide that Messrs. Burckhardt, Vick and Papanicolaou are eligible for annual performance bonus opportunities targeted at 50% of their annual base salary.

        Mr. Burckhardt's letter agreement further provides that if he is terminated from McLeodUSA (other than for cause) or if his duties are materially reduced and, as a result, he elects to resign from McLeodUSA, Mr. Burckhardt is entitled to: (1) the amount of two years of compensation and (2) continued health and related benefits at McLeodUSA's expense. McLeodUSA paid Messrs. Burckhardt, Vick and Papanicolaou $64,368, $109,247, and $8,630, respectively, for reimbursement of relocation expenses. Each of Messrs. Burckhardt, Vick and Papanicolaou also is bound by non-competition and non-solicitation covenants for one year following the termination of their employment.

        The letter agreements also provide for the grant of options to purchase shares of Class A common stock. Mr. Burckhardt was granted options to acquire up to 2,500,000 shares of Class A common stock, with a vesting schedule of 25% on each of April 18, 2002, 2003, 2004 and 2005. Mr. Vick and Mr. Papanicolaou were granted options to acquire up to 3,000,000 and 2,000,000 shares of Class A common stock, respectively, vesting one-third on each of August 5, 2003, 2004 and 2005. The options granted to Mr. Burckhardt provide for acceleration of vesting upon a change of control. All options were granted at an exercise price of $1.11 per share, a price not less than the fair market value of the common stock on the date of their respective grants.

        The letter agreements also provide access to corporate aircraft under certain conditions. For commuting purposes, Mr. Burckhardt is provided weekly roundtrip transportation from his home at Hilton Head Island, South Carolina to Cedar Rapids, Iowa on a company-owned aircraft whenever possible. Otherwise, he is authorized to travel via coach class commercial aircraft at the company's expense. This transportation is provided on a basis on which he suffers no tax disadvantage. Under the terms of his letter agreement, Mr. Vick and his family are authorized to fly on a McLeodUSA aircraft, subject to pre-planned availability, up to 15 times annually to travel from Cedar Rapids to his home in upstate New York. The cost of these trips is calculated in accordance with the SIFL rates as designated under federal tax regulations and such cost is included in his W-2 as imputed income. Mr. Vick is responsible for all taxes associated with this imputed income.

Change of Control Arrangements

        McLeodUSA previously had entered into change-of-control agreements with certain of its officers who were not parties to executive employment agreements, that provided for payments and benefits in connection with specified terminations of employment after a change of control of McLeodUSA. The implementation of the Plan of Reorganization caused a change of control under the agreements and a number of officers of McLeodUSA terminated their employment and received the benefits provided under their respective agreement. In addition, stock options granted to Chris Davis and to Messrs. Gray and Burckhardt also provide for immediate vesting upon a change of control. See also discussion of Chief Executive Officer Compensation,below.

Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors has prepared the following report on policies with respect to the compensation of executive officers for 2002.

        Decisions on compensation of executive officers are made by the Compensation Committee. The Compensation Committee also administers the McLeodUSA Incorporated 2002 Omnibus Equity Plan. No member of the Compensation Committee is an employee of McLeodUSA. During 2002 and as of April 3, 2003, the members of the Compensation Committee were Thomas D. Bell, Jr., Edward D. Breen, Thomas H. Lister and Peter V. Ueberroth.

Compensation Policies Toward Executive Officers

        The compensation policies are designed to:

  •
  attract, motivate and retain experienced and qualified executives;

  •
  increase the overall performance of McLeodUSA;

  •
  increase stockholder value; and

  •
  increase the performance of individual executives.

        The Compensation Committee seeks to provide competitive salaries based upon individual performance together with annual cash bonuses awarded based on McLeodUSA's overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels. The Compensation Committee believes that the level of base salaries plus bonuses of executives should generally be managed to be at the midpoint of the competitive market. In addition, it is policy of McLeodUSA to grant stock options to executives in order to strengthen the alliance of interest between such executives and stockholders.

        The following describes in more specific terms the elements of compensation that the Compensation Committee considers in making its determination about appropriate compensation levels, with specific reference to compensation reported for 2002.

(a) Base Salaries

        Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer public companies in the same geographic region. Base salaries for executive officers are reviewed as appropriate by the Compensation Committee based upon, among other things, the recommendations of Ms. Davis, individual performance and the responsibilities of the particular executive.

        Salary adjustments for executive officers are recommended by the Chief Executive Officer by evaluating the performance of each executive officer after considering new responsibilities and the previous year's performance. The Compensation Committee performs the same evaluation of the performance of Ms. Davis, as well as other senior executives. The employment agreements entered into on January 7, 2000 (with respect to Mr. Gray) and August 1, 2001 (with respect to Ms. Davis) are discussed in more detail above, see "Employment Agreements." Individual performance ratings take into account such factors as achievement of specific goals that are driven by the strategic plan and attainment of specific individual objectives. The factors impacting merit based adjustments to base salary levels are not assigned specific weights but are subject to adjustments by the Compensation Committee.

(b) Bonuses

        Bonuses to executive officers are based on both corporate and individual performance, as measured by reference to factors which reflect objective performance criteria over which management generally has the ability to exert some degree of control. These corporate performance factors primarily consist of cash, revenue and earnings targets, as well as certain program initiatives such as quality improvement initiatives, business process improvements and cost reductions, established in the annual budget set at the beginning of each year. Discretionary bonuses are occasionally awarded for exceptional performance. For 2002 performance bonuses were approved by the Compensation Committee on the basis of a formula reviewed and approved by the committee. The formula was based on a combination of attainment of (i) a series of overall corporate objectives (80%), and (ii) pre-approved personal performance objectives (20%).

(c) Stock Options

        A third component of executive officers' compensation involves the grant of options to purchase shares of common stock. The Compensation Committee grants stock options to executives in order to align their interests with the interests of the stockholders. Stock options are considered by the Compensation Committee to be an effective long-term incentive because the executives' gains are linked to increases in the stock value, which in turn provides stockholder gains.

        The Compensation Committee generally grants options to new executive officers and other key employees upon their commencement of employment with McLeodUSA and thereafter, on occasion, as determined by the Compensation Committee, based on performance. The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for McLeodUSA stockholders through appreciation of stock price. McLeodUSA believes that stock options have been helpful in attracting and retaining skilled executive personnel.

        Stock option grants were made to certain executive officers in 2002 under the Omnibus Plan. Certain newly hired executive officers also received stock option grants at the time of the commencement of their employment. During 2002, McLeodUSA granted stock options covering a total of approximately 43 million shares of common stock to approximately 4,100 employees, including options covering an aggregate of 19 million shares of common stock, in the aggregate, to the Named Executive Officers. The per share option exercise price of all such options was $1.11, which equaled or was greater than the fair market value of a share of common stock on the respective dates of grant.

(d) Other

        McLeodUSA has a contributory retirement plan for its employees (including executive officers) age 21 and over with at least three months of service with McLeodUSA. The 401(k) Plan provides that each participant may contribute up to 50% of his or her salary, up to the annual statutory limit (in prior years employees could contribute up to 15%, subject to the annual statutory limit). McLeodUSA may make matching contributions to each participant's account equal to 50% of the participant's contribution up to 2% of the participant's annual compensation. In addition, McLeodUSA may make a discretionary annual match of up to another 50% of the participant's contribution up to 2% of the participant's annual compensation. Thus, the total matching contribution can be up to 4% of the participant's annual compensation. Employees are not permitted to purchase McLeodUSA common stock with their own contributions to the 401(k) Plan. No matching contributions or discretionary annual match was made for 2002. The Compensation Committee will reconsider the 401(k) Plan matching contribution program in the future.

Executive Employment Agreements

        At the end of 1999, the Compensation Committee undertook a review and analysis of the existing employment and compensation arrangement with Mr. Gray. The Compensation Committee investigated and considered compensation, employment and stock ownership information of other telecommunications executives. As a result, the Compensation Committee approved an employment agreement with Mr. Gray in January 2000, which expired in January 2003. In August 2001, the Compensation Committee approved an employment agreement with Ms. Davis who joined McLeodUSA as Chief Operating and Financial Officer and now serves as Chairman and Chief Executive Officer. The Compensation Committee also reviewed and approved the terms of the offers of employment extended to G. Kenneth Burckhardt, Executive Vice President and Chief Financial Officer, Shawn Vick, Executive Vice President—Sales and Andreas Papanicolaou, Executive Vice President—Network Services. The terms of these offers were approved on the basis of the experience of and positions to be held by these senior executives. See "Employment Agreements." The Compensation Committee manages these employment agreements and sets compensation for the executives pursuant to these agreements.

Chief Executive Officer Compensation

        Ms. Davis became Chief Executive Officer in April 2002. Prior thereto Mr. Gray served as Chief Executive Officer. The compensation of Ms. Davis and Mr. Gray was consistent with their executive employment agreements. See "Employment Agreements."

        For 2002, Ms. Davis' compensation included $400,000 in base salary and a bonus of $400,000. Mr. Gray's compensation for the year ended December 31, 2002 included $400,000 in base salary and a bonus of $320,000. Neither Ms. Davis nor Mr. Gray received any increase in base salary in 2002. Their bonus awards were determined on the basis of a review of their respective personal performance levels, performance against specific pre-approved corporate objective (80%), and performance against specific personal performance objectives (20%).

        Following adoption of the McLeodUSA Incorporated 2002 Omnibus Equity Plan, Ms. Davis was granted options to acquire up to 7,000,000 shares of Class A common stock, with 25% of the options vesting on April 18, 2002, and 25% vesting on each of August 2, 2002, 2003 and 2004 and Mr. Gray was granted options to acquire 4,500,000 shares with 25% of the options vesting on each of April 18, 2002, 2003, 2004 and 2005. The options granted to Mr. Gray and Ms. Davis provide for acceleration of vesting upon a change of control. These options were granted on the basis of a review of the leadership roles and performance of these individuals, and on the basis of a finding that such grants were consistent with the Committee's belief that it is desirable and in the best interest of the company to recruit and retain qualified executives and to grant stock options in connection with their compensation arrangements. The per share option exercise price of all such options was $1.11, which was equal to or greater than the fair market value of a share of common stock on the date of grant.

Compensation Deductibility Policy

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Compensation Committee intends to structure stock option grants to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements.

        The Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding McLeodUSA's efforts, that compensation intended by McLeodUSA to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

                      Respectfully submitted,

                      Compensation Committee

                      Edward D. Breen, Chairman
                      Thomas D. Bell, Jr.
                      Thomas H. Lister
                      Peter V. Ueberroth

Comparative Stock Performance

        The following chart sets forth comparative information regarding cumulative stockholder return on Class A common stock for the period from April 18, 2002 (the date trading activity was first reported for Class A common stock following McLeodUSA's emergence from Chapter 11 bankruptcy) through March 17, 2003. From April 18, 2002 through September 27, 2002, McLeodUSA Class A common stock traded on the NASDAQ National Market. On September 30, 2002, our Class A common stock moved from the NASDAQ National Market and began trading on the NASDAQ SmallCap Market.

        Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. We have never paid a cash dividend on our Class A common stock. Our cumulative stockholder return based on an investment of $100 on April 18, 2002, is compared to the cumulative total return of the Standard & Poor's 500 Stock Index and The NASDAQ Telecommunications Stock Index, comprised of publicly traded companies which are principally in the telecommunications business, during that same period.

        As a result of the Chapter 11 bankruptcy, comparisons of McLeodUSA's stock performance with such indices during the period prior to emergence from bankruptcy are not meaningful.

Comparison of Cumulative Total Returns
Comparison of the Cumulative Total Return from April 18, 2002 to March 17, 2003
Among McLeodUSA Incorporated, The S&P 500 Stock Index
And The NASDAQ Telecommunications Stock Index

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors, officers and greater than ten percent beneficial owners to file with the Securities and Exchange Commission initial reports of ownership of our equity securities and to file subsequent reports when there are changes in such ownership. Directors, officers and greater than ten percent beneficial owners are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

        Based on our review of these reports and on written representations from the reporting persons that no other reports were required, we believe that during the fiscal year ended December 31, 2002 our directors, officers and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

Certain Relationships and Related Transactions

        During 2001 and 2002, McLeodUSA entered into indemnity agreements with certain of its officers and directors to provide protection against personal liability in order to insure and enhance those individual's continued service to McLeodUSA in an effective manner. The agreements provide for the effective indemnification of and the advancing of expenses to those individuals to the fullest extent (whether partial or complete) permitted by law and as set forth in the agreements, and, to the extent insurance is maintained, for the continued coverage of those individuals under McLeodUSA's director and officer liability insurance policies.

        In March 2000, McLeodUSA entered into an agreement with APAC Customer Services, Inc. ("APAC") under which APAC provides sales, marketing and customer care services to McLeodUSA. McLeodUSA paid $6,721,400 in 2002 and $936,644 for the two months ended February 28, 2003 to APAC under this agreement. McLeodUSA provided telecommunications services to APAC totaling $245,099 in 2002 and $29,658 for the two months ended February 28, 2003. Thomas M. Collins, a director of McLeodUSA, is a director of APAC. Clark E. McLeod, an executive officer and director of McLeodUSA until his retirement in April 2002, was also a director of APAC until August 2002.

        During 2002, McLeodUSA paid $55,161 to Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids, Iowa, for legal services rendered. McLeodUSA provided local and long distance telephone service for Shuttleworth & Ingersoll, P.C., totaling $34,370 in 2002 and $6,811 for the two months ended February 28, 2003. Thomas M. Collins is Of Counsel at Shuttleworth & Ingersoll, P.C.

        McLeodUSA has entered into various agreements with Orillion USA, Inc. and several of its affiliates (collectively "Orillion") pursuant to which Orillion provides information technology development, programming and consulting services, and investment management services to McLeodUSA. Pursuant to these agreements, McLeodUSA paid Orillion approximately $215,000 in 2002 and $55,000 for the two months ended February 28, 2003. The payments were principally related to a $4,000,000 license fee under a license and joint development agreement entered into in March 2000 by McLeodUSA and Orillion. Clark E. McLeod, an executive officer and director of McLeodUSA until his retirement in April 2002, was a director of Orillion USA, Inc. until his resignation in December 2000 and Roy A. Wilkens, a director of McLeodUSA until his resignation from the Board in May 2002, is a director of Orillion.

        McLeodUSA provides paging services, customer premise equipment ("CPE"), labor and services for CPE, long distance service, 800 service and private lines to First Mid-Illinois Bancshares. During 2002 McLeodUSA provided First Mid-Illinois services totaling $467,699. Richard A. Lumpkin, Margaret Lumpkin Keon and Mary Lumpkin Sparks own approximately 10.0%, 3.7% and 3.7% of the capital stock of First Mid-Illinois Bancshares, respectively. Richard A. Lumpkin, who resigned as an executive officer and director of McLeodUSA effective April 6, 2002, is a director of First Mid-Illinois Bancshares, and Mrs. Keon and Mrs. Sparks are related to Mr. Lumpkin.

        McLeodUSA paid $944,867 in 2002 to lease office space from various entities in which Richard A. Lumpkin, Margaret Lumpkin Keon and Mary Lumpkin Sparks have ownership interests. Their financial interest in these transactions totaled $588,348 in 2002. Mr. Lumpkin was an executive officer and director of McLeodUSA until he resigned effective April 6, 2002 and Mrs. Keon and Mrs. Sparks are related to Mr. Lumpkin.

        McLeodUSA provided private line and long distance services to Ameren Corporation and Central Illinois Public Service Company, collectively, of $1,141,910 in 2002 and $176,909 for the two months ended February 28, 2003. McLeodUSA paid Ameren and Central Illinois Public Service Company, collectively, $1,189,425 for electric utility services in 2002 and $15,251 for the two months ended February 28, 2003. Richard A. Lumpkin, who resigned as an executive officer and director of McLeodUSA effective April 6, 2002, is a director of Ameren Corporation, the parent company of Central Illinois Public Service Company.

        Homebase Acquisition Corp., financed by Spectrum Equity Investors, Providence Equity and Richard Lumpkin, purchased Illinois Consolidated Telephone Company and certain related telecommunications businesses from McLeodUSA on December 31, 2002 for $271 million less the assumption of $20 million of debt resulting in gross proceeds of approximately $251 million.

        Chris A. Davis receives an annual salary of $500,000 for providing advice and consulting services to Forstmann Little as a special limited partner thereof. Ms. Davis has the right to invest in Forstmann Little portfolio investments from time to time. Ms. Davis has informed McLeodUSA that she did not invest in Forstmann Little's investment in McLeodUSA in connection with the restructuring. Ms. Davis has agreed to provide her advice related to the investment activities of the Forstmann Little partnerships in a manner that does not interfere with the performance of her duties with McLeodUSA.

        McLeodUSA provides telecommunications services to Rockwell Collins, Inc. During 2002 and for the two months ended February 28, 2003, Rockwell Collins paid $77,235 and $11,626, respectively, for these services. Chris A. Davis, Chairman of the Board of Directors and Chief Executive Officer of McLeodUSA, is a director of Rockwell Collins, Inc.

        During 2002 and for the two months ended February 28, 2003, individual hospital subsidiaries of Community Health Systems, Inc. paid McLeodUSA $134,890 and $18,430, respectively for private line and long distance services. Theodore J. Forstmann, Thomas A. Lister and Dale F. Frey, directors of McLeodUSA, serve on the board of Community Health Systems, Inc.

        McLeodUSA is a party to an agreement with Alliant Energy pursuant to which Alliant Energy grants McLeodUSA access to certain of Alliant Energy's towers, rights-of-way, conduits and poles in exchange for capacity on the McLeodUSA communications network. McLeodUSA paid $1,234,213 and $133,966 to Alliant during 2002 and for the two months ended February 28, 2003, respectively, primarily for utilities. McLeodUSA provided telecommunications services to Alliant Energy of $492,270 and $79,841 in 2002 and for the two months ended February 28, 2003, respectively. James E. Hoffman, Executive Vice President—Business Development of Alliant Energy, is a director of McLeodUSA.

        The ownership of a jet aircraft worth approximately $6 million was formerly held 95.2% by McLeodUSA, and 2.4% each by Stephen C. Gray and Richard A. Lumpkin. McLeodUSA and Messrs. Gray and Lumpkin were also parties to a Joint Ownership Agreement by which they agreed to share the operational expenses of the aircraft in proportion to their respective ownership interest in the aircraft. In September 2002, McLeodUSA purchased the ownership interests of Messrs. Gray and Lumpkin in the jet aircraft for $132,000 each. Mr. Gray is a director and executive officer of McLeodUSA, and Mr. Lumpkin was a director and executive officer of McLeodUSA until his resignation effective April 6, 2002.

        In February 2000, McLeodUSA and C&M Consulting, L.L.C. ("C&M") jointly purchased a jet aircraft for a total price of approximately $39.5 million. McLeodUSA and C&M were parties to a Joint Ownership Agreement in which they agreed to share operational expenses associated with the aircraft, some expenses in proportion to their ownership interests (25% by McLeodUSA and 75% by C&M) and others in proportion to the actual usage of the aircraft. Clark E. McLeod and his wife, Mary E. McLeod, were members of C&M. In March 2002, McLeodUSA and C&M sold the aircraft, the proceeds were dispersed in proportion to the ownership interests and a $1.4 million receivable was paid by Mr. McLeod to McLeodUSA for expenses related to the aircraft.

        In December 1998, McLeodUSA entered into a split dollar agreement for life insurance policies on the joint lives of Clark and Mary McLeod. The McLeod Family 1998 Special Trust is sole owner and beneficiary of each policy. The McLeod Family 1998 Special Trust agreed to assign the policies to McLeodUSA as collateral for the payment by McLeodUSA of the premiums for these policies. The aggregate face amount of the policies was $113,000,000. In January 2002, McLeodUSA and the trustees entered into a modification and restatement of the split dollar agreement pursuant to which the trustees made a payment to McLeodUSA in the amount of $2.7 million in exchange for McLeodUSA's release of its collateral assignments on the existing policies and for its agreement to make a single further premium payment of $1.88 million (the payment otherwise due in December 2001 under the split dollar agreement, as modified) to acquire additional insurance on the lives of Clark and Mary McLeod. As a result of this modification and restatement, McLeodUSA was fully released from its obligations to make future payments under such policies. The additional life insurance policy is owned by McLeodUSA, subject to a split dollar endorsement in favor of the trustees. Pursuant to this endorsement, at any time after December 31, 2003 the trustees have the option to purchase this policy from McLeodUSA for the policy's then net cash surrender value. Upon the trustees' exercise of such option, the restrictions on Clark and Mary McLeod's Class A Common Stock contained in the split dollar agreement will terminate.

        In June 2002, XO Communications, Inc. ("XO") filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the Southern District of New York (the "Bankruptcy Court"). In November 2002, XO's reorganization plan was confirmed, and in January 2003, it emerged from Bankruptcy Court proceedings pursuant to the terms of its plan. During 2002 Forstmann Little & Co. had a significant equity interest in XO. XO purchases interconnection and facilities based telecommunications services from McLeodUSA. The services provided to XO during 2002 and for the two months ended February 28, 2003, totaled $720,180 and 73,429, respectively. McLeodUSA purchased telecommunications services from XO during 2002 and for the two months ended February 28, 2003 of $604,811 and $95,003, respectively.

        In 2002, McLeodUSA reimbursed Forstmann Little $238,621 for travel and related expenses and $175,536 for payments made to a third party public relations firm, both incurred by Forstmann Little on behalf of McLeodUSA. In addition, pursuant to the terms of the Purchase Agreement between McLeodUSA and Forstmann Little, McLeodUSA reimbursed Forstmann Little $465,000 for a Hart Scott Rodino filing fee incurred by Forstmann Little.

        Theodore J. Forstmann is a senior partner and Thomas H. Lister is a general partner of Forstmann Little & Co. Funds affiliated with Forstmann Little are parties to several agreements related to our restructuring. Farid Suleman has been a special limited partner of Forstmann Little & Co. since March 2002. In addition, Dale F. Frey is an investor in certain Forstmann Little portfolio companies and serves on the Forstmann Little advisory board.

        For a description of certain other transactions, see "Compensation Committee Interlocks and Insider Participation."

RATIFICATION OF THE APPOINTMENT
OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS
FOR THE 2003 FISCAL YEAR
(Proposal 2)

        The Audit Committee of the Board of Directors appointed the firm of Deloitte & Touche LLP as independent public accountants for the fiscal year ending December 31, 2003.

        It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of Proposal 2 is not required by the Bylaws or otherwise. However, the Board of Directors is submitting Proposal 2 to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify Proposal 2, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if Proposal 2 is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accountant at any time during the year if the Board of Directors determines that such a change would be in the best interests of McLeodUSA and its stockholders.

Fees Paid to Principal Independent Public Accountant

        During 2002, we paid the following fees to Deloitte & Touche LLP:

  1)
  Audit Fees: $594,000 for annual audit and quarterly reviews;

  2)
  Financial Information Systems Design and Implementation Fees: $0; and

  3)
  All Other Fees: $2,259,706. All other fees principally included SEC filings, tax compliance, tax consulting, divestitures and other services.

        The Audit Committee considered whether the provision of services covered by All Other Fees is compatible with maintaining the independence of Deloitte & Touche LLP.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        On April 24, 2002, upon the recommendation of the Audit Committee of McLeodUSA Incorporated, the Board of Directors of McLeodUSA approved the dismissal of Arthur Andersen LLP ("Arthur Andersen") as our independent auditors and the appointment of Deloitte & Touche LLP to serve as our independent auditors for the year ending December 31, 2002. The appointment of Deloitte & Touche LLP became effective on April 25, 2002.

        Arthur Andersen's original report on our consolidated financial statements for the year ended December 31, 2001 included a comment regarding our ability to continue as a going concern as a result of our plan of reorganization not being effective as of the date of Arthur Andersen's original report. Because our plan of reorganization became effective on April 16, 2002, Arthur Andersen issued a revised report on our consolidated financial statements for the year ended December 31, 2001 which removed the comment about our ability to continue as a going concern. Arthur Andersen's report on our consolidated financial statements for the year ended December 31, 2000 did not contain an adverse opinion or disclaimer of opinion. Except as set forth above, such reports were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001 and 2000 and through the date hereof, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        McLeodUSA provided Arthur Andersen with a copy of the foregoing disclosures.

        During the years ended December 31, 2001 and 2000 and through April 25, 2002, we did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        The affirmative vote of a majority of the voting rights represented at the Annual Meeting is required to approve Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

Report of the Audit Committee

        The Audit Committee of the Board of Directors has prepared the following report for 2002.

        To the Board of Directors of McLeodUSA Incorporated:

        The Audit Committee has reviewed and discussed with management McLeodUSA's audited financial statements as of and for the year ended December 31, 2002.

        The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the audited financial statements referred to above be included in the McLeodUSA Annual Report on Form 10-K/A for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                      Respectfully submitted,

                      Audit Committee

                      Dale F. Frey, Chairman
                      Thomas M. Collins
                      Jeffrey D. Benjamin
                      James E. Hoffman

STOCK OWNERSHIP BY MANAGEMENT AND MORE THAN 5% STOCKHOLDERS

        The following beneficial ownership table sets forth information regarding beneficial ownership of McLeodUSA voting stock as of March 17, 2003 by:

  •
  each director and director nominee;

  •
  each Named Executive Officer;

  •
  each other person known by McLeodUSA to beneficially own more than 5% of a class of stock of McLeodUSA; and

  •
  all executive officers and directors as a group.

        Under the Exchange Act, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each stockholder is calculated based on the total number of outstanding shares of the applicable class of stock as of March 17, 2003 plus those shares of stock that such stockholder has the right to acquire within 60 days. Consequently, the denominator for calculating such percentage may be different for each stockholder.

        With respect to directors, director nominees and executive officers, the table is based upon information supplied by such persons. The information regarding more than 5% stockholders is based on the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to us.

        Unless otherwise indicated in the footnotes to the table, each of the stockholders listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.

	Class A Common								Series A Preferred		Series B Preferred
					Class B Common		Class C Common
		Number of Shares and Option Shares
Name of Beneficial Owner	Number of Option Shares(3)		Percent of Class		Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class
Chris A. Davis	3,500,000	3,679,100	*
Stephen C. Gray	2,250,000	2,355,047	*
G. Kenneth Burckhardt	1,250,000	1,250,000	*
Thomas D. Bell, Jr.	200,000	200,000	*
Jeffrey D. Benjamin(4)	150,000	647,656	*						100,000	1.0
Edward D. Breen	250,000	250,000	*
Thomas M. Collins	200,000	250,010	*
Theodore J. Forstmann(5)	362,500	214,260,623	71.1		78,203,135	100	35,546,879	100	536,767	5.4	10	100
Dale F. Frey	250,000	628,200	*
James E. Hoffman	150,000	150,242	*
Jeong H. Kim	100,000	100,000	*
Thomas H. Lister(6)	250,000	185,803,132	67.7		53,819,398	68.8	35,546,879	100			10	100
Daniel M. Snyder	0	0	*
Farid Suleman	133,333	133,333	*
Peter V. Ueberroth	200,000	200,000	*
Juan Villalonga	100,000	100,000	*
Andreas C. Papanicolaou	0	80,000	*
Shawn W. Vick	0	4,000	*
Forstmann Little & Co. Subordinated Debt & Equity Management Buyout Partnership—VI, L.P.(7)			**		24,383,737	31.2
Forstmann Little & Co. Subordinated Debt & Equity Management Buyout Partnership—VII, L.P.(7)			**		53,819,398	68.8
Forstmann Little & Co. Equity Partnership—V, L.P.(7)			**				35,546,879	100
Forstmann Little & Co. Subordinated Debt & Equity Management Buyout Partnership—VIII, L.P.(8)		36,070,071	21.1	(1)							3.75	37.5
Forstmann Little & Co. Equity Partnership—VII, L.P.(9)		60,116,784	34.1	(2)							6.25	62.5
Directors and executive officers as a group (19 persons)	9,345,833	224,538,211	74.5		78,203,135	100	35,546,879	100	636,767	6.4	10	100

*
Less than one percent

**
See Note 7

(1)
Percentage of Class A Common Stock based on 170,810,637 shares of Class A Common Stock outstanding as of March 17, 2003, including 18,000,000 shares of Class A Common Stock held in the disputed claims reserve pursuant to the Plan of Reorganization, not assuming the conversion of the Class B Common Stock and Class C Common Stock, but assuming the exercise of warrants held by such beneficial owner but not the exercise of any other warrants.

(2)
Percentage of Class A Common Stock based on 176,350,410 shares of Class A Common Stock outstanding as of March 17, 2003, including 18,000,000 shares of Class A Common Stock held in the disputed claims reserve pursuant to the Plan of Reorganization, not assuming the conversion of the Class B Common Stock and Class C Common Stock, but assuming the exercise of warrants held by such beneficial owner but not the exercise of any other warrants.

(3)
Includes shares of Class A Common Stock that the individuals named in the table have the right to acquire within 60 days from March 17, 2003 upon exercise of options.

(4)
Percentage of Class A Common Stock based on 162,500,978 shares of Class A Common Stock outstanding as of March 17, 2003, assuming the conversion of Mr. Benjamin's Series A Preferred Shares into shares of Class A Common Stock but not assuming the conversion of any other Series A Preferred Stock.

(5)
See also notes 7, 8 and 9. Percentage of Class A Common Stock ownership based on 301,443,817 shares outstanding, assuming the conversion of all of the outstanding shares of Class B Common Stock and Class C Common Stock into shares of Class A Common Stock, the exercise of warrants held by certain Forstmann Little funds for 22,159,091 shares of Class A Common Stock, the exercise of Mr. Forstmann's options and the conversion of the shares of Series A Preferred Stock owned by Mr. Forstmann, but not assuming the conversion of any other shares of Series A Preferred Stock into shares of Class A Common Stock or the exercise of any other warrants.

(6)
See also notes 7, 8 and 9. Percentage of Class A Common Stock ownership based on 274,276,346 shares outstanding, assuming the conversion of all but 24,383,789 of the outstanding shares of Class B Common Stock and all of the outstanding shares of Class C Common Stock into shares of Class A Common Stock at a one to one conversion rate (see note 7), the exercise of warrants held by certain Forstmann Little funds for 22,159,091 shares of Class A Common Stock and the exercise of Mr. Lister's options, but not assuming the conversion of the Series A Preferred Stock into shares of Class A Common Stock or the exercise of any other warrants.

(7)
The Class B Common Stock and the Class C Common Stock, in the aggregate, are convertible into 113,750,014 shares of McLeodUSA's Class A Common Stock. However, the number of shares of Class A Common Stock into which each of the Class B Common Stock and the Class C Common Stock is convertible is not calculable at the present time. The respective portions of the 113,750,014 shares of Class A Common Stock into which the shares of Class B Common Stock and the shares of Class C Common Stock are convertible are calculated in accordance with a formula set forth in the Certificate of Incorporation, which formula is dependent on the fair market value of a share of Class A Common Stock at the time of conversion and the timing of the conversion.

FLC XXIX Partnership, L.P. is the general partner of Forstmann Little & Co. Subordinated Debt & Equity Management Buyout Partnership—VI, L.P. ("MBO-VI") the direct owner of 24,383,737 shares of Class B Common Stock. Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Jamie C. Nicholls, and Gordon Holmes, are the general partners of FLC XXIX. Accordingly, each of the individuals named above, other than Mr. Lister, Ms. Nicholls and Mr. Holmes, with respect to MBO-VI, for the reasons described below, may be deemed the beneficial owners of the shares owned by MBO-VI and, for the purposes of this table, beneficial ownership is included. Mr. Lister, Ms. Nicholls and Mr. Holmes, with respect to MBO-VI, do not have any voting or investment power with respect to, or any economic interest in, the shares held by MBO-VI and, accordingly, Mr. Lister, Ms. Nicholls and Mr. Holmes are not deemed to be the beneficial owners of these shares. FLC XXXIII Partnership, L.P. is the general partner of Forstmann Little & Co. Subordinated Debt & Equity Management Buyout Partnership—VII, L.P. ("MBO-VII"), the direct owner of 53,819,398 shares of Class B Common Stock. Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Jamie C. Nicholls and Gordon Holmes are the general partners of FLC XXXIII. Accordingly, each of the individuals named above, other than Ms. Nicholls and Mr. Holmes, with respect to MBO-VII, for the reasons described below, may be deemed the beneficial owners of the shares owned by MBO-VII and, for purposes of this table, beneficial ownership is included. Ms. Nicholls and Mr. Holmes, with respect to MBO-VII, do not have any voting or investment power with respect to, or any economic interest in, the shares held by MBO-VII and, accordingly, Ms. Nicholls and Mr. Holmes are not deemed to be the beneficial owners of these shares. FLC XXX Partnership, L.P. is the general partner of Forstmann Little & Co. Equity Partnership—V, L.P. ("Equity-V"), the direct owner of 35,546,879 shares of Class C Common Stock. Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister and Winston W. Hutchins are the general partners of FLC XXX. Accordingly, each of the individuals named above, other than Ms. Nicholls and Mr. Holmes, with respect to Equity-V, for the reasons described below, may be deemed the beneficial owners of the shares owned by Equity-V and, for purposes of this table, beneficial ownership is included. Ms. Nicholls and Mr. Holmes, with respect to Equity-V, do not have any voting or investment power with respect to, or any economic interest in, the shares held by Equity-V and, accordingly, Ms. Nicholls and Mr. Holmes are not deemed to be the beneficial owners of these shares. The address for each of MBO-VI, MBO-VII and Equity-V is c/o Forstmann Little & Co., 767 Fifth Street New York, NY 10153.

(8)
FLC XXXIII Partnership, L.P. is the general partner of Forstmann Little & Co. Subordinated Debt & Equity Management Buyout Partnership—VIII, L.P., the direct owner of 27,760,412 shares of Class A Common Stock and warrants to purchase 8,309,659 shares of Class A Common Stock, which are currently exercisable. Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Jamie C. Nicholls and Gordon Holmes are the general partners of FLC XXXIII. The address of Forstmann Little & Co. Subordinated Debt & Equity Management Buyout Partnership—VIII, L.P. is c/o Forstmann Little & Co., 767 Fifth Street New York, NY 10153.

(9)
FLC XXXII Partnership, L.P. is the general partner of Forstmann Little & Co. Equity Partnership—VII, L.P., the direct owner of 46,267,352 shares of Class A Common Stock and warrants to purchase 13,849,432 shares of Class A Common Stock, which are currently exercisable. Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Jamie C. Nicholls and Gordon Holmes are the general partners of FLC XXXII. The address of Forstmann Little & Co. Equity Partnership—VII, L.P. is c/o Forstmann Little & Co., 767 Fifth Street New York, NY 10153.

SUBMISSION OF STOCKHOLDER PROPOSALS
FOR THE 2004 ANNUAL MEETING

        Any proposal or proposals by a stockholder intended to be included in the proxy statement and form of proxy relating to the 2004 annual meeting of stockholders must be received by us no later than December 27, 2003 pursuant to the proxy solicitation rules of the SEC. Your proposals should be sent by certified mail, return receipt requested, to Corporate Secretary, McLeodUSA Incorporated, 6400 C Street SW, P.O. Box 3177, Cedar Rapids, Iowa 52406-3177. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2004 annual meeting of stockholders any stockholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

        Notice of any proposal or proposals by a stockholder that is not submitted for inclusion in next year's proxy statement but is instead sought to be presented directly at the 2004 annual meeting of stockholders must be received by us no earlier than March 1, 2004 and no later than March 31, 2004. Notices of intention to present proposals at the 2004 annual meeting should be addressed to Corporate Secretary, McLeodUSA Incorporated, 6400 C Street SW, P.O. Box 3177, Cedar Rapids, Iowa 52406-3177.

OTHER MATTERS THAT MAY COME BEFORE THIS YEAR'S ANNUAL MEETING

        Our Board of Directors does not know of any other matters to be presented for a vote at the Annual Meeting. If, however, any other matter should properly come before the Annual Meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors
/s/ CHRIS A. DAVIS Chris A. Davis Chairman and Chief Executive Officer
Cedar Rapids, Iowa April 25, 2003

        A copy of the Annual Report to Stockholders for the fiscal year ended December 31, 2002 accompanies this Proxy Statement and it includes an Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 that we filed with the SEC. Stockholders may obtain, free of charge, an additional copy of the Annual Report on Form 10-K/A by writing to McLeodUSA Incorporated, 6400 C Street SW, P.O. Box 3177, Cedar Rapids, Iowa 52406-3177, Attention: Corporate Secretary. McLeodUSA will provide copies of the exhibits to the Form 10-K/A upon payment of a reasonable fee.

MCLEODUSA INCORPORATED
ANNUAL MEETING OF STOCKHOLDERS

Friday, May 30, 2003
9:30 A.M. local time

St. Regis Hotel
Two East 55th Street at Fifth Avenue
New York, New York

Proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 30, 2003.

The herein-named stockholder of McLeodUSA Incorporated ("McLeodUSA") appoints G. Kenneth Burckhardt and Stephen C. Gray or either one of them, with full power of substitution, as proxies to cast all votes, as designated below, which the stockholder is entitled to cast at the 2003 Annual Meeting of Stockholders to be held on Friday, May 30, 2003, at 9:30 a.m., local time, at the St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York, and at any adjournment thereof, upon the following matters and any other matter as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly submitted, will be voted as directed by the stockholder and in accordance with the best judgment of the proxies as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1 and "FOR" PROPOSAL 2 AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES AS TO OTHER MATTERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

The stockholder named herein acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and revokes any proxy or proxies heretofore given. The stockholder may revoke this proxy at any time before it is voted by filing with the Secretary of McLeodUSA a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. A stockholder who submits a proxy by telephone or through the Internet may also revoke it by submitting a new proxy using the same procedures at a later date.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
USING THE ENCLOSED POSTAGE PREPAID ENVELOPE. OR YOU CAN
GIVE YOUR PROXY BY CALLING THE TOLL-FREE TELEPHONE
NUMBER OR BY USING THE INTERNET,
EACH AS DESCRIBED IN THE INSTRUCTIONS ON THE
REVERSE OF THIS PROXY CARD.

See reverse for voting instructions.

COMPANY # CONTROL #

There are three ways to vote your Proxy

        Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Voting by telephone or through the Internet saves McLeodUSA postage and other expenses. The deadline for telephone or Internet voting is 11:00 a.m., May 29, 2003.

VOTE BY PHONE—TOLL FREE—1-800-240-6326—QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 11:00 a.m. CT on May 29, 2003. Have your proxy card in hand when you call.

•
You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above, and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.

•
Follow the simple instructions the voice message provides you.

VOTE VIA INTERNET—http://www.eproxy.com/mcld/—QUICK *** EASY *** IMMEDIATE

•
Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. CT on May 29, 2003. Have your proxy card in hand when you access the Web site.

•
You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above, and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to McLeodUSA Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or the Internet, please do not mail your proxy card.

        \/  Please detach here  \/

        The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 G. Kenneth Burckhardt 02 James E. Hoffman 03 Farid Suleman	04 Peter V. Ueberroth 05 Juan Villalonga	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	To ratify the appointment, by the Audit Committee of the Board of Directors, of Deloitte & Touche LLP as McLeodUSA's independent public accountants for the 2003 fiscal year.		☐ For	☐	Against	☐	Abstain

If you receive more than one proxy card, please date, sign and return all cards in the accompanying envelope; if you choose to vote by phone or Internet, you will need to enter the Company Number and Control Number from all cards you receive.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL

Address Change?    Mark Box              ☐
Indicate changes below:

Date

Signature(s) in Box (Please date and sign here exactly as name appears at left. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, give full title as such; and when stock has been issued in the name of two or more persons, all should sign.)

QuickLinks

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
ELECTION OF DIRECTORS (Proposal 1)
EXECUTIVE COMPENSATION AND OTHER INFORMATION
RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 2003 FISCAL YEAR (Proposal 2)
STOCK OWNERSHIP BY MANAGEMENT AND MORE THAN 5% STOCKHOLDERS
SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
OTHER MATTERS THAT MAY COME BEFORE THIS YEAR'S ANNUAL MEETING